UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 31, 2022

ADIENT PLC
(Exact name of registrant as specified in its charter)

Ireland	001-37757	98-1328821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3 Dublin Landings, North Wall Quay Dublin 1, Ireland D01 H104
(Address of principal executive offices)

Registrant’s telephone number, including area code: 734-254-5000

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading symbol(s)	Name of exchange on which registered
Ordinary Shares, par value $0.001	ADNT	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17     CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Chief Financial Officer Resignation

On October 31, 2022, Adient plc (“Adient”) announced that Jeffrey M. Stafeil will resign as its Executive Vice President and Chief Financial Officer effective as of November 30, 2022, and that his employment with Adient will cease during the month of December following a brief transition period. Mr. Stafeil is resigning to pursue another opportunity, and his decision was not the result of any disagreements with Adient on any matter relating to its operations, policies or practices. Adient wishes Mr. Stafeil well and thanks him for his years of service to the company.

Mr. Stafeil is party to a Key Executive Severance and Change of Control Agreement (“Key Executive Agreement”) with Adient, effective January 17, 2017. Pursuant to the terms of the Key Executive Agreement, Mr. Stafeil’s resignation would constitute a voluntary resignation, and Mr. Stafeil would not be entitled to any severance payment under the terms of that agreement. Under the terms of the Key Severance Agreement, Mr. Stafeil will continue to be subject to the confidentiality and non-disparagement covenants, as well as non-compete and non-solicitation covenants for a period of 12 months following his resignation.

Appointment of new Chief Financial Officer and new Executive Vice President, Americas

Adient’s current Executive Vice President, Americas since 2019, Jerome J. Dorlack, will become Executive Vice President and Chief Financial Officer effective as of December 1, 2022, and will assume the duties as principal financial officer of Adient. Mr. Dorlack, age 42, previously served as Vice President and Chief Purchasing Officer of Adient from 2018 to 2019. Prior to joining Adient, he served as Senior Vice President and President, Electrical Distribution System and President, South America of Aptiv plc from 2017 to 2018, and Vice President, Powertrain Systems and General Manager, Global Powertrain Products of Delphi Automotive plc from 2016 to 2017. Prior to that, Mr. Dorlack served as Executive Vice President – Global Procurement of ZF Friedrichshafen from 2015 to 2016, and Vice President, Global Purchasing, Supplier Development and Logistics of ZF Friedrichshafen from 2013 to 2015.
The Human Capital and Compensation Committee of the Board of Directors will evaluate the compensation of Mr. Dorlack relating to his new role in its ordinary course review of all executive officer compensation, which review will occur in the second half of November 2022. It is expected that Mr. Dorlack’s compensation will increase commensurate with his increase in responsibilities at Adient.

There are no arrangements or understandings between Mr. Dorlack and any other persons pursuant to which he was selected as an officer of Adient, he does not have a family relationship with any of Adient’s directors or executive officers, and he does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

With Mr. Dorlack’s appointment, James D. Conklin will become the Executive Vice President, Americas, also effective December 1, 2022. Mr. Conklin, age 50, has been with Adient in roles of various increasing responsibility since October 2000, most recently serving as Adient’s Vice President, North Americas Operations.

A copy of the press release announcing Mr. Stafeil’s resignation and the appointments of Mr. Dorlack and Mr. Conklin is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX
Exhibit No.	Exhibit Description

99.1	Adient plc News Release dated October 31, 2022.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADIENT PLC
Date: October 31, 2022	By:	/s/ Heather M. Tiltmann
	Name:	Heather M. Tiltmann
	Title:	Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary